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                                                                    EXHIBIT 99.1



                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                                 CONTACT:

Titanium Metals Corporation                            Mark A. Wallace
1999 Broadway, Suite 4300                              Vice President - Finance
Denver,  Colorado  80202                               (303) 296-5651



                   TIMET REPORTS THIRD QUARTER 1996 RESULTS

          DENVER, COLORADO . . . October 17, 1996 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) reported third quarter net income of $13.3 million, or $.42 per share, compared to a net loss of $.3 million, or $.02 per share, for the same quarter in 1995. For the first nine months of 1996, the Company reported net income of $23.5 million, or $.89 per share, compared to a net loss of $6.5 million, or $.42 per share, for the same period in 1995. TIMET's 1996 results include acquisitions of the titanium businesses of IMI plc, CEZUS and TISTO. In October of 1996, TIMET completed the acquisition of Axel Johnson Metals.

         The significant improvement in earnings was driven by price and volume increases in both the commercial aerospace and golf markets. TIMET's operating income for the third quarter and the first nine months of 1996 was $17.8 million and $38.4 million, respectively. The operating results included special charges related to the acquisition and integration of IMI's titanium businesses of $.4 million in the third quarter and $4.7 million for the first nine months of 1996. TIMET's net sales for the first nine months of 1996 were $349.8 million, up 43% from the same period in 1995 (all percentage comparisons are proforma for the effects of acquisitions). Mill product shipments for the first nine months of 1996 were 19.6 million pounds, a 23% increase over the same period in 1995. Selling prices in the third quarter of 1996 were up approximately 13% to an average mill product price of $14.09 per pound compared to the third quarter of 1995.

         The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

         TIMET, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.
                                 o o o o o






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                          TITANIUM METALS CORPORATION

                      SUMMARY OF CONSOLIDATED OPERATIONS

                     (In millions, except per share data)

                                  (Unaudited)




                                                                     Quarter Ended            Nine Months Ended
                                                             ----------------------------  ---------------------------
                                                              October 1,    September 29,   October 1,   September 29,
                                                             ------------   -------------  ------------  -------------
                                                                1995            1996*         1995           1996*
                                                                ----            ----          ----           ----

Sales                                                        $       47.9   $       123.4   $     135.2  $       349.8
Cost of sales                                                        43.6           100.8         127.5          294.2
Selling, administrative and development costs                         3.0             6.5           9.1           18.6
Equity in earnings of joint ventures                                  1.0             2.2           2.7            6.0
Other income (expense)                                                 .1             (.1)           .5             .1
Special charges                                                       -                .4           -              4.7
                                                             ------------   -------------   -----------  -------------

   Operating income                                                   2.4            17.8           1.8           38.4

General corporate income (expense), net                               -                .2           (.2)            .6
Interest expense                                                      2.6              .4           7.9            7.3
                                                             ------------   -------------   -----------  -------------

   Income (loss) before income taxes and
      preacquisition earnings                                        (0.2)           17.6          (6.3)          31.7

Income tax expense                                                     .1             4.3            .2            7.8
Preacquisition earnings                                               -               -             -              (.4)
                                                             ------------   -------------   -----------  -------------

   Net income (loss)                                         $       (0.3)  $        13.3   $      (6.5) $        23.5
                                                             ============   =============   ===========  =============

Net income (loss) per common share                           $       (.02)  $         .42   $      (.42) $         .89
                                                             ============   =============   ===========  =============

Weighted average common shares outstanding                           15.7            31.5          15.3           26.3
                                                             ============   =============   ===========  =============


-----------------------------
* Includes the results of the IMI titanium business acquired on February 15, 1996, TISTO acquired on July 9, 1996 and
  TIMET Savoie (CEZUS) formed on August 1, 1996.